IMMEDIATE RELEASE
June 6, 2017

UNITED NATURAL FOODS, INC. ANNOUNCES THIRD QUARTER FISCAL 2017 RESULTS

DELIVERS Q3 FISCAL 2017 DILUTED EPS OF $0.72; ADJUSTED DILUTED EPS OF $0.77

Providence, Rhode Island- June 6, 2017 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company" or "UNFI") today reported financial results for the third quarter of fiscal 2017 ended April 29, 2017.

Third Quarter Fiscal 2017 Highlights

•	Gross margin increased 34 basis points to 15.46% compared to the same period last fiscal year

•	Earnings per diluted common share was $0.72; Adjusted earnings per diluted common share was $0.77

•	Cash flow from operations was $66.2 million and capital expenditures were $17.3 million, resulting in free cash flow of $48.9 million

•	Completed the integration of Haddon House Food Products into UNFI's distribution business

“I am pleased with our team’s ability to execute and manage our business well through a deflationary and challenging retail environment,” said Steven L. Spinner, Chairman and Chief Executive Officer.  “Over the past few months, we have worked diligently and made progress against our strategic initiatives, such as driving greater efficiencies across our internal operations, integrating our acquisitions and having our united sales team sell across all of UNFI’s brands.”

Net sales for the third quarter of fiscal 2017 increased 11.1%, or $237.5 million, to $2.37 billion from $2.13 billion in the third quarter of fiscal 2016. Net sales were lower than expected, driven by broad based food retail softness, the rationalization of business in conjunction with margin enhancement initiatives and a lack of inflation. Net sales were positively impacted by the acquisitions of Haddon House Food Products, Inc., Global Organic/Specialty Source, Inc., Nor-Cal Produce, Inc. and Gourmet Guru, Inc. Due to the level of assimilation of these acquisitions, the financial impact of these acquired businesses is no longer separable.

Gross margin for the quarter was 15.46%, a 34 basis point improvement over last year's third quarter. The improvement was driven by acquisitions and margin improvement initiatives, partially offset by a lack of inflation and competitive pricing pressure.

Total operating expenses increased $45.0 million to $301.4 million for the third quarter of fiscal 2017 compared to $256.4 million in the third quarter of fiscal 2016. Total operating expenses were 12.72% of net sales for the third quarter of fiscal 2017, an increase of 69 basis points compared to the same period last fiscal year. The year-over-year increase included higher expenses for the acquired businesses, which generally have a higher cost to serve their customers, and associated integration costs during the quarter. Operating expenses for the third quarter of fiscal 2017 also included $3.9 million of previously disclosed restructuring expenses as well as an increase in health care, depreciation and amortization and stock based compensation expense, which were largely offset by leverage and savings in the quarter. Total operating expenses for the third quarter of fiscal 2016 included approximately $0.9 million of acquisition related costs and $1.2 million of startup costs related to the Company's Gilroy, California facility.

Net income for the third quarter of fiscal 2017 decreased $1.7 million, or 4.4%, to $36.6 million, from $38.3 million for the third quarter of fiscal 2016. Earnings per diluted common share for the third quarter of fiscal 2017 decreased 5.2% to $0.72 per diluted share compared to $0.76 per diluted common share for the third quarter of fiscal 2016. Adjusting for the impact of restructuring expenses incurred during the third quarter of fiscal 2017 and acquisition costs in the prior year period, adjusted earnings per diluted common share was $0.77, which was flat compared to adjusted earnings per diluted common share for the same period last year.

Operating income decreased $1.1 million, or 1.6%, to $64.9 million for the third quarter of fiscal 2017 compared to $66.0 million for the third quarter of fiscal 2016. Adjusting for the restructuring expenses incurred in the third quarter of fiscal 2017 and acquisition related costs in the prior year period, adjusted operating income for the third quarter of fiscal 2017 increased 2.9% to $68.9 million compared to adjusted operating income of $66.9 million for the third quarter last year. EBITDA for the third quarter of fiscal 2017 was $86.4 million, an increase of 2.7% from $84.1 million in the same period last year. Adjusted EBITDA for the third quarter of fiscal 2017 was $90.4 million, an increase of 6.3% from $85.0 million of adjusted EBITDA for the third quarter of fiscal 2016.

Cash flow from operations was $66.2 million and capital expenditures were $17.3 million, resulting in free cash flow of $48.9 million for the third quarter of fiscal 2017. Cash flow from operations was $81.0 million and capital expenditures were $8.6 million, resulting in free cash flow of $72.4 million for the third quarter of fiscal 2016.

Fiscal 2017 Year to Date Summary

Net sales for the 39-week period ended April 29, 2017 totaled $6.93 billion, a 10.8% increase over the comparable prior fiscal year period. Excluding the year-over-year impact of the previously announced termination of a customer distribution contract, adjusted net sales for the 39-week period ended April 29, 2017 increased 11.9% compared to the 39-week period ended April 30, 2016. Net sales were positively impacted by the acquisitions of Haddon House Food Products, Inc., Global Organic/Specialty Source, Inc., Nor-Cal Produce, Inc. and Gourmet Guru, Inc. Due to varying levels of assimilation of these acquisitions, the total financial impact of these acquired businesses is no longer fully separable.

Gross margin for the first 39 weeks of fiscal 2017 increased 36 basis points to 15.29% compared to 14.93% for the 39-week period ended April 30, 2016. The increase was due to the favorable impact of acquisitions and margin improvement initiatives, partially offset by a lack of inflation and competitive pricing pressure.

Total operating expenses for the first 39 weeks of fiscal 2017 increased $123.5 million to $895.8 million from $772.3 million for the 39-week period ended April 30, 2016. At 12.92% of net sales, total operating expenses for the 39-week period ended April 29, 2017 were 58 basis points higher than the comparable prior fiscal year period. The increase in total operating expenses was primarily attributable to the acquired businesses, which have higher costs to serve their customers. Additionally, the increase was driven by $3.9 million in restructuring expenses as well as higher depreciation and amortization and stock based compensation expense, which was largely offset by savings, leverage and costs incurred in the first 39 weeks of fiscal 2016 that did not recur in fiscal 2017, including $1.8 million of bad debt expense related to outstanding receivables for a customer who declared bankruptcy in the first quarter of fiscal 2016, $1.9 million of acquisition related costs and $2.5 million of startup costs related to the Company's Gilroy, California facility. Operating expenses for the first 39 weeks of fiscal 2016 also included $4.8 million in restructuring and asset impairment expense.

Net income for the 39-week period ended April 29, 2017 increased $0.2 million, or 0.2%, to $91.3 million, or $1.80 per diluted share, from $91.1 million, or $1.81 per diluted common share for the 39-week period ended April 30, 2016. Adjusted for the impact of restructuring expenses incurred during the first 39 weeks of fiscal 2017 and for restructuring, asset impairment and acquisition related costs during the year ago period, adjusted earnings per diluted share was $1.85, a decrease of 2.1% from $1.89 in the same period last year.

Operating income for the 39-week period ended April 29, 2017 increased $2.9 million to $164.6 million from $161.6 million for the 39-week period ended April 30, 2016. Adjusted operating income increased 0.1% to $168.5 million for the 39-week period ended April 29, 2017, up from $168.3 million for the same prior year period. EBITDA for the first 39 weeks of fiscal 2017 was $228.5 million, an increase of 7.5% from $212.6 million in the same period last year. Adjusted EBITDA for the 39-week period ended April 29, 2017 was $232.4 million, an increase of 6.0% from $219.3 million of adjusted EBITDA for the 39-week period ended April 30, 2016.

Cash flow from operations was $163.1 million and capital expenditures were $40.0 million, resulting in free cash flow of $123.1 million for the 39-week period ended April 29, 2017. Cash flow from operations was $205.6 million and capital expenditures were $29.1 million, resulting in free cash flow of $176.5 million for the 39-week period ended April 30, 2016.

Sale of Kicking Horse Coffee Investment

On May 24, 2017, subsequent to the end of the third quarter, the Company sold its stake in Kicking Horse Coffee, a Canadian roaster and marketer of organic and fair trade coffee. As a result of the sale, UNFI expects to recognize a gain of $6.1 million, before taxes in the fourth quarter of fiscal 2017. The gain is a successful outcome against our strategy of cultivating minority investments in high potential brands. This gain will be reflected in the financial results for the fourth quarter of fiscal 2017.

Extension to Previous Restructuring

As an extension to the restructuring plan announced on March 8, 2017, UNFI expects to incur additional restructuring charges of between $3.0 million and $4.0 million, before taxes, during the fourth quarter of fiscal 2017. These expenses are primarily related to severance and other employee separation costs driven by the recently completed integration activities on several acquired businesses. These actions are in addition to the initiative announced on March 8, 2017, which resulted in the recognition of restructuring charges of $3.9 million, before taxes, during the third quarter of fiscal 2017, primarily related to expenses for severance and other employee separation costs. The actions announced today in combination with the third quarter restructuring are expected to result in overall expense reductions in the coming year.

Fiscal 2017 Guidance

Based on UNFI's performance to date and the current outlook for the remainder of fiscal 2017, the Company is revising its guidance for fiscal 2017 that was provided on December 7, 2016, and updated on March 8, 2017. For the fiscal year ending July 29, 2017, the Company estimates net sales in the range of approximately $9.29 billion to $9.34 billion, an increase of approximately 9.7% to 10.3% over fiscal 2016, compared to previous guidance of $9.38 billion to $9.46 billion. The guidance range for GAAP earnings per diluted share and adjusted earnings per diluted share for fiscal 2017 is unchanged from the range given by the Company on March 8, 2017 (with adjusted earnings per diluted share excluding the aforementioned impacts of the sale of the Company's interest in Kicking Horse Coffee and the additional restructuring charges described in this release). The Company now expects its fiscal 2017 tax rate to be in the range of 39.3% to 39.6%, compared to previous guidance of 39.7% to 40.1%. The Company's guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth under the Company's safe harbor statement of the Private Securities Litigation Reform Act of 1995 below.

Adjusted net sales, free cash flow, adjusted operating income, EBITDA, adjusted EBITDA, and adjusted earnings per diluted share are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call & Webcast

The Company's third quarter fiscal 2017 conference call and audio webcast will be held today, Tuesday, June 6, 2017 at 5:00 p.m. EDT. The webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods

United Natural Foods, Inc. is celebrating its 40-year anniversary of delivering healthier food options to more people. The Company carries and distributes more than 100,000 products to more than 43,000 customer locations throughout the United States and Canada. United Natural Foods serves a wide variety of sales channels including conventional supermarket chains, natural product superstores, independent retailers, eCommerce and food service. For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

INVESTOR CONTACT:
Halie O'Shea
Director Investor Relations & Corporate Strategy
(401) 528-8634

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on September 28, 2016 and its quarterly reports on Form 10-Q filed with the SEC on December 8, 2016 and March 9, 2017 and other filings the Company makes with the SEC, and include, but are not limited to, the ability of the Company to retain customers of Haddon House Food Products, Inc. ("Haddon"), Nor-Cal Produce, Inc. ("Nor-Cal"), Global Organic/Specialty Source, Inc. ("Global Organic") and Gourmet Guru, Inc. ("Gourmet Guru") and their affiliated entities that we purchased on terms similar to those in place prior to the Company’s acquisition of these businesses; the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the shift in the Company's product mix as a result of its acquisition of Tony's Fine Foods and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; increased competition in the Company's industry as a result of increased distribution of natural, organic and specialty products by conventional grocery distributors and direct distribution of those products by large retailers; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; the addition or loss of significant customers; volatility in fuel costs; volatility in foreign exchange rates; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; consumer demand for natural and organic products outpacing suppliers’ ability to produce those products; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; the Company's ability to successfully integrate and deploy its operational initiatives to achieve synergies from the acquisitions of Global Organic, Nor-Cal, Haddon House, and Gourmet Guru; the Company's ability to realize the anticipated benefit from its restructuring program in conjunction with various cost saving and efficiency initiatives, including acquisition integration, severance and transition related costs, as well as the anticipated opening of the Company's shared services center, all within the cost estimates and timing currently contemplated; and the potential for business disruptions in connection with the anticipated opening of the Company's shared services center. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur.

These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted net sales, free cash flow, adjusted operating income, EBITDA, adjusted EBITDA, and adjusted earnings per diluted common share. The non-GAAP measure for adjusted net sales excludes the impact of net sales related to the termination of our distribution agreement with a customer that the Company announced in July 2015. Free cash flow is cash flows from operating activities less capital expenditures. Adjusted operating income excludes restructuring and asset impairment expenses and acquisition related costs. EBITDA excludes depreciation, amortization, other expense and income, net (including interest expense) and taxes. Adjusted EBITDA excludes restructuring and asset impairment expenses and acquisition related costs and the other items excluded in calculating EBITDA. Adjusted earnings per diluted common share excludes the impact of restructuring and asset impairment expenses and acquisition costs. The reconciliations of non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting these non-GAAP financial measures aids in making period-to-period comparisons and is a meaningful indication of its actual and estimated operating performance. The Company's management utilizes and plans to utilize this non-GAAP financial information to compare the Company's operating performance during the 2017 fiscal year to the comparable periods in the 2016 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except for per share data)

	13-Week Period Ended		39-Week Period Ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Net sales	$2,369,556	$2,132,104	$6,933,438	$6,256,465
Cost of sales	2,003,195	1,809,671	5,873,116	5,322,577
Gross profit	366,361	322,433	1,060,322	933,888
Operating expenses	297,469	256,417	891,820	767,471
Restructuring and asset impairment expenses	3,946	—	3,946	4,794
Total operating expenses	301,415	256,417	895,766	772,265
Operating income	64,946	66,016	164,556	161,623
Other expense (income):
Interest expense	4,225	4,384	13,188	11,734
Interest income	(82)	(487)	(278)	(1,037)
Other, net	478	(557)	760	373
Total other expense, net	4,621	3,340	13,670	11,070
Income before income taxes	60,325	62,676	150,886	150,553
Provision for income taxes	23,738	24,405	59,600	59,468
Net income	$36,587	$38,271	$91,286	$91,085
Basic per share data:
Net income	$0.72	$0.76	$1.81	$1.81
Weighted average basic shares of common stock outstanding	50,601	50,350	50,554	50,290
Diluted per share data:
Net income	$0.72	$0.76	$1.80	$1.81
Weighted average diluted shares of common stock outstanding	50,801	50,379	50,718	50,360

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	April 29, 2017	July 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$16,119	$18,593
Accounts receivable, net	547,792	489,708
Inventories	1,042,031	1,021,663
Deferred income taxes	35,212	35,228
Prepaid expenses and other current assets	53,809	45,998
Total current assets	1,694,963	1,611,190
Property & equipment, net	603,409	616,605
Goodwill	369,166	366,168
Intangible assets, net	211,761	222,314
Other assets	41,288	35,878
Total assets	$2,920,587	$2,852,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$547,019	$445,430
Accrued expenses and other current liabilities	151,785	162,438
Current portion of long-term debt	12,027	11,854
Total current liabilities	710,831	619,722
Notes payable	304,187	426,519
Deferred income taxes	95,255	95,220
Other long-term liabilities	28,203	29,451
Long-term debt, excluding current portion	152,884	161,739
Total liabilities	1,291,360	1,332,651
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, par value $0.01 per share, authorized 100,000 shares; issued and outstanding 50,611 and 50,383	506	504
Additional paid-in capital	452,630	436,167
Accumulated other comprehensive loss	(20,407)	(22,379)
Retained earnings	1,196,498	1,105,212
Total stockholders’ equity	1,629,227	1,519,504
Total liabilities and stockholders’ equity	$2,920,587	$2,852,155

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	39-Week Period Ended
	April 29, 2017	April 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$91,286	$91,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,930	50,967
Share-based compensation	18,702	12,665
Loss on disposals of property and equipment	825	399
Excess tax deficit from share-based payment arrangements	1,403	48
Restructuring and asset impairment	711	480
Deferred income taxes	(160)	8,657
Provision for doubtful accounts	4,847	5,875
Non-cash interest expense	79	119
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(61,820)	1,569
Inventories	(19,758)	1,218
Prepaid expenses and other assets	(9,135)	(2,041)
Accounts payable	79,023	31,912
Accrued expenses and other liabilities	(6,836)	2,665
Net cash provided by operating activities	163,097	205,618
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(40,004)	(29,073)
Purchases of acquired businesses, net of cash acquired	(9,198)	(89,190)
Proceeds from disposals of property and equipment	34	96
Long-term investment	(2,000)	—
Net cash used in investing activities	(51,168)	(118,167)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(8,531)	(8,320)
Proceeds from borrowings under revolving credit line	154,412	375,213
Repayments of borrowings under revolving credit line	(276,443)	(471,667)
Increase in checks outstanding in excess of deposits	19,075	21,815
Proceeds from exercise of stock options	165	2,011
Payment of employee restricted stock tax withholdings	(1,295)	(1,703)
Excess tax deficit from share-based payment arrangements	(1,403)	(48)
Capitalized debt issuance costs	(180)	(2,051)
Net cash used in financing activities	(114,200)	(84,750)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(203)	(754)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,474)	1,947
Cash and cash equivalents at beginning of period	18,593	17,380
Cash and cash equivalents at end of period	$16,119	$19,327

Supplemental disclosures of cash flow information:
Cash paid for interest	$13,188	$12,115
Cash paid for federal and state income taxes, net of refunds	$58,199	$50,461

UNITED NATURAL FOODS, INC.

Reconciliation of GAAP Net Sales Growth to Non-GAAP Adjusted Net Sales Growth (unaudited)
(in thousands, except percentages)
	39-Week Period Ended
	April 29, 2017	April 30, 2016	Percentage Growth
Net sales	$6,933,438	$6,256,465	10.8%
Adjustment (1)	—	(58,439)
Adjusted net sales	$6,933,438	$6,198,026	11.9%

(1) Adjusted to exclude net sales related to a customer distribution contract that was terminated in the first quarter of fiscal 2016.

Reconciliation of GAAP Operating Cash Flow to Non-GAAP Free Cash Flow (unaudited)
(in thousands)
	13-Week Period Ended		39-Week Period Ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Net cash provided by operating activities	$66,188	$81,007	$163,097	$205,618
Capital expenditures	17,330	8,601	40,004	29,073
Free cash flow	$48,858	$72,406	$123,093	$176,545

Reconciliation of Operating Income to Adjusted Operating Income (unaudited)
(in thousands, except percentages)
	13-Week Period Ended			39-Week Period Ended
	April 29, 2017	April 30, 2016	Change	April 29, 2017	April 30, 2016	Change
Operating income	$64,946	$66,016	(1.6)%	$164,556	$161,623	1.8%
Restructuring and asset impairment expenses	3,946	—		3,946	4,794
Acquisition related costs	—	910		—	1,880
Adjusted operating income	$68,892	$66,926	2.9%	$168,502	$168,297	0.1%

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (unaudited)
(in thousands, except percentages)
	13-Week Period Ended			39-Week Period Ended
	April 29, 2017	April 30, 2016	Change	April 29, 2017	April 30, 2016	Change
Net income	$36,587	$38,271	(4.4)%	$91,286	$91,085	0.2%
Depreciation and amortization	21,472	18,120		63,930	50,967
Total other expense, net	4,621	3,340		13,670	11,070
Provision for income taxes	23,738	24,405		59,600	59,468
EBITDA	$86,418	$84,136	2.7%	$228,486	$212,590	7.5%
Restructuring and asset impairment expenses	3,946	—		3,946	4,794
Acquisition related costs	—	910		—	1,880
Adjusted EBITDA	$90,364	$85,046	6.3%	$232,432	$219,264	6.0%

UNITED NATURAL FOODS, INC.

Reconciliation of GAAP Earnings per Diluted Common Share to Adjusted Earnings per Diluted Common Share (unaudited)

	13-Week Period Ended		39-Week Period Ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
GAAP earnings per diluted common share	$0.72	$0.76	$1.80	$1.81
Impact of restructuring and asset impairment expenses	0.08	—	0.08	0.10
Impact of acquisition related costs	—	0.02	—	0.04
Tax impact of adjustments (1)	(0.03)	(0.01)	(0.03)	(0.06)
Adjusted earnings per diluted common share	$0.77	$0.77	$1.85	$1.89

(1) Represents the tax effect of the adjustments at the effective income tax rate for the adjustment period.